Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

Conn-Selmer’s Eastlake Union Ratifies Contract

ELKHART, IN – May 6, 2003 – Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB) announced today that employees at its facility in Eastlake, Ohio have approved a new two-year contract.

John Stoner, President of Conn-Selmer, commented, “We are pleased that we were able to offer our Eastlake employees a contract that includes wage improvement as well as a solid medical plan.  It’s great to have everyone back to work.”

Conn-Selmer finalized labor contracts with its three other unionized band instrument factories during the past five weeks.

Dana Messina, CEO of Steinway Musical Instruments, explained, “Now that all of the labor negotiations have been completed, management can focus its attention on implementing strategies to compete in today’s challenging band instrument marketplace.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting the Company’s web site: www.steinwaymusical.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steinway Musical Instruments, Inc.
Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com